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                                                                      EXHIBIT 15



                                                                   June 23, 1994



United States Surgical Corporation


150 Glover Avenue


Norwalk, CT 06856



     We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of United States Surgical Corporation and subsidiaries for the three-month periods ended March 31, 1994 and 1993 as indicated in our report dated April 22, 1994; because we did not perform an audit, we expressed no opinion on that information.



     We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 is being incorporated by reference in this Registration Statement No. 33-53297.



     We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE


Stamford, Connecticut